NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Estimates Third Quarter Earnings and Book Value Growth

HAMILTON, Bermuda – October 13, 2010 -- Everest Re Group, Ltd. (NYSE: RE) announced today that it expects third quarter 2010 after-tax operating income1, which excludes net realized capital gains and losses, to range between $2.55 and $2.75 per diluted common share. Net income for the same period, including net realized capital gains and losses, is expected to range between $2.95 and $3.20 per diluted common share.

Results for the quarter are impacted by approximately $75 million of catastrophe losses, net of reinstatement premiums and taxes, and lower net investment income on limited partnerships, due to lower equity market valuations. Catastrophe losses represent third quarter events, including the New Zealand earthquake and the hailstorm in Calgary. Based on these estimates and share repurchases of $99.7 million completed during the quarter, the Company expects book value per share to increase approximately 6% in the quarter.

Joseph V. Taranto, Chairman and Chief Executive Officer, commented, “We felt it was incumbent upon us to pre-announce our best estimate of earnings and book value in light of the speculation that followed Monday’s announcement. I want to assure all of our constituents that our balance sheet remains strong, our strategy is consistent, and our focus on the bottom line is unerring.”

The Company will release its third quarter 2010 earnings, before the NYSE opens, on November 1, 2010. A conference call discussing these results will be held at 10:30 a.m. Eastern Time on the same day, at which time management will comment further on results and respond to questions from the investment community. The call will be available on the Internet through the Company’s website, www.everestre.com or at www.streetevents.com.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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1 The Company generally uses after-tax operating income (loss), a non-GAAP financial measure, to evaluate its performance.  After-tax operating income (loss) consists of net income (loss) excluding after-tax net realized capital gains (losses).